Exhibit 99.1

UBIQUITI INC. REPORTS FIRST QUARTER FISCAL 2020 FINANCIAL RESULTS
~ Record Revenues of $323.3 million ~
~ Record GAAP Earnings Per Share of $1.43 ~

New York, NY - November 8, 2019 - Ubiquiti Inc. (NYSE: UI) (“Ubiquiti” or the “Company”) today announced results for the first quarter fiscal 2020, ended September 30, 2019.

First Quarter Fiscal 2020 Financial Summary

•Revenues of $323.3 million, increasing 14.3% year-over-year
•GAAP diluted EPS of $1.43, increasing 23.3% year-over-year
•Non-GAAP diluted EPS of $1.44, increasing 23.1% year-over-year
•Repurchased 3,635,534 shares of common stock at an average price of $114.49 per share during the quarter and an additional 995,495 shares of common stock at an average price of $120.11 subsequent to September 30, 2019

Additional Financial Highlights

•The Company's Board of Directors declared a $0.30 per share cash dividend payable on November 25, 2019 to shareholders of record at the close of business on November 18, 2019.
•The Company amended its credit facility, providing for a $500 million term loan and a $700 million revolving credit facility, as disclosed in the Form 8-K filed on September 12, 2019.
•The Company has initiated a new stock repurchase program authorizing the Company to repurchase up to $200 million of its common stock, as disclosed in the Form 8-K filed on November 8, 2019.

Financial Highlights ($, in millions, except per share data)

Income statement highlights	F1Q20	F4Q19	F1Q19
Revenues	323.3	286.6	282.9
Service Provider Technology	115.9	100.9	105.0
Enterprise Technology	207.4	185.7	177.9
Gross profit	151.4	132.9	131.6
Gross Profit (%)	46.8%	46.4%	46.5%
Total Operating Expenses	30.7	32.1	32.0
Income from Operations	120.7	100.8	99.6
GAAP Net Income	98.1	70.9	85.7
GAAP EPS (diluted)	1.43	1.01	1.16
Non-GAAP Net Income	98.7	83.6	86.2
Non-GAAP EPS (diluted)	1.44	1.19	1.17

Ubiquiti Inc. Revenues by Product Type (In thousands) (Unaudited)
	Three Months Ended September 30,
	2019	2018
Service Provider Technology	$115,926	$104,957
Enterprise Technology	207,351	177,948
Total revenues	$323,277	$282,905

Ubiquiti Inc. Revenues by Geographical Area In thousands) (Unaudited)
	Three Months Ended September 30,
	2019	2018
North America	$147,951	$119,371
Europe, the Middle East and Africa	125,841	124,931
Asia Pacific	29,716	24,427
South America	19,769	14,176
Total revenues	$323,277	$282,905
Income Statement Items

Gross Margins
During the first quarter fiscal 2020, GAAP gross profit was $151.4 million. GAAP gross margin of 46.8% increased 0.3% versus the comparable prior year period GAAP gross margin of 46.5% and increased 0.4% versus the prior quarter GAAP gross margin of 46.4%.
The increase in gross profit percentage for the first quarter fiscal 2020 as compared to the comparable prior-year period was driven by favorable mix of products sold, partially offset by higher tariffs and higher indirect costs.

The increase in gross profit percentage for the first quarter fiscal 2020 as compared to the prior quarter was driven by favorable mix of products sold, partially offset by higher indirect costs.

Research and Development

During the first quarter fiscal 2020, research and development ("R&D") expenses were $20.3 million. This reflects an increase as compared to the R&D expenses of $18.2 million in the comparable prior year period and a decrease as compared to R&D expenses of $22.5 million in the prior quarter.

Increased costs in first quarter fiscal 2020 as compared to the prior year period is primarily driven by higher employee-related expenses and other development activities.

Sales, General and Administrative

The Company’s sales, general and administrative (“SG&A”) expenses for the first quarter fiscal 2020 were $10.5 million. This reflects a decrease as compared to the SG&A expenses of $13.8 million in the comparable prior year period and an increase as compared to the SG&A expenses of $9.5 million in the prior quarter. The decrease in SG&A costs as compared to the prior year period was primarily due to lower professional fees offset, in part by higher web store operating costs and bad debt expense. The increase in SG&A expenses as compared to the prior quarter was primarily due to marketing expense and bad debt expense.

Net Income and Earnings Per Share

During the first quarter fiscal 2020, GAAP net income was $98.1 million and non-GAAP net income was $98.7 million. This reflects an increase in GAAP net income and non-GAAP net income from the comparable prior year period by 14.5% and 14.4% respectively, primarily driven by a 14.3% increase in revenues and a higher gross margin.

During the first quarter fiscal 2020, GAAP earnings per diluted share were $1.43 and non-GAAP earnings per diluted share were $1.44. This reflects an increase in GAAP and non-GAAP earnings per diluted share from the comparable prior year period by 23.3% and 23.1% respectively, primarily driven by higher GAAP and non-GAAP net income and a reduction in GAAP and non-GAAP diluted shares outstanding due to stock repurchases.

About Ubiquiti Inc.

Ubiquiti Inc. is focused on democratizing network technology on a global scale — aggregate shipments of nearly 97 million devices play a key role in creating networking infrastructure in over 200 countries and territories around the world. Our professional networking products are powered by our UNMS and UniFi software platforms to provide high-capacity distributed Internet access and unified information technology management, respectively.

Ubiquiti and the U logo are trademarks or registered trademarks of Ubiquiti and/or its affiliates in the United States and other countries. For more information, please visit www.ui.com.
Investor Relations Contact
Laura Kiernan
High Touch Investor Relations
laura.kiernan@ui.com
Ph. 1-914-598-7733

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “look”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding our intentions to pay quarterly cash dividends and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not limited to, the impact of U.S. tariffs on results; fluctuations in our operating results; varying demand for our products due to the financial and operating condition of our distributors and their customers, and our distributors' inventory management practices; political and economic conditions and volatility affecting the stability of business environments, economic growth, currency values, commodity prices and other factors that may influence the ultimate demand for our products in particular geographies or globally; impact of counterfeiting and our ability to contain such impact; our reliance on a limited number of distributors; inability of our contract manufacturers and suppliers to meet our demand; our dependence on Qualcomm Atheros for chipsets without a short-term alternative; as we move into new markets competition from certain of our current or potential competitors who may be more established in such markets; our ability to keep pace with technological and market developments; success and timing of new product introductions by us and the performance of our products generally; our ability to effectively manage the significant increase in our transactional sales volumes; we may become subject to warranty claims, product liability and product recalls; that a substantial majority of our sales are into countries outside the United States and we are subject to numerous U.S. export control and economic sanctions laws; costs related to responding to government inquiries related to regulatory compliance; our reliance on certain key members of our management team, including our founder and chief executive officer, Robert J. Pera; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; whether the final determination of our income tax liability may be materially different from our income tax provisions; the impact of any intellectual property litigation and claims for indemnification; litigation related to U.S. Securities laws; and economic and political conditions in the United States and abroad. We discuss these risks in greater detail under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended June 30, 2019, and subsequent filings filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC's website at www.sec.gov. Copies may also be obtained by contacting the Ubiquiti Inc. Investor Relations Department, by email at IR@ui.com or by visiting the Investor Relations section of the Ubiquiti Inc. website, http://ir.ui.com.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made. Except as required by law, Ubiquiti Inc. undertakes no obligation to update information contained herein. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Ubiquiti Inc. Condensed Consolidated Statements of Operations and Comprehensive Income (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,
	2019	2018
Revenues	$323,277	$282,905
Cost of revenues	171,886	151,299
Gross profit	$151,391	$131,606
Operating expenses:
Research and development	20,252	18,222
Sales, general and administrative	10,450	13,766
Total operating expenses	30,702	31,988
Income from operations	120,689	99,618
Interest expense and other, net	(4,653)	(2,527)
Income before income taxes	116,036	97,091
Provisions for income taxes	17,890	11,388
Net income	$98,146	$85,703
Net income per share of common stock:
Basic	$1.44	$1.16
Diluted	$1.43	$1.16
Weighted average shares used in computing net income per share of common stock:
Basic	68,390	73,774
Diluted	68,484	73,963

Other comprehensive income:
Unrealized (losses) on available-for-sale securities	(153)	(146)
Comprehensive income	$97,993	$85,557

Ubiquiti Inc. Reconciliation of GAAP Net Income to Non-GAAP Net Income (In thousands, except per share data) (Unaudited)
	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net Income	$98,146	$70,895	$85,703
Stock-based compensation:
Cost of revenues	32	27	33
Research and development	481	526	467
Sales, general and administrative	176	31	275
Tax Regulation changes	—	12,264	—
Tax effect of Non-GAAP adjustments	(162)	(126)	(240)
Non-GAAP net income	$98,673	$83,617	$86,238
Non-GAAP diluted EPS	$1.44	$1.19	$1.17

Shares outstanding (Diluted)	68,484	70,282	73,963
Weighted-average shares used in Non-GAAP diluted EPS	68,484	70,282	73,963

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use non-GAAP measures of net income and earnings per diluted share that are adjusted to exclude certain costs, expenses and gains such as stock-based compensation expense, Tax Regulation changes and the tax effects of these non-GAAP adjustments.

Reconciliations of the adjustments to GAAP results for the periods presented are provided above. In addition, an explanation of the ways in which management uses non-GAAP financial information to evaluate its business, the substance behind management's decision to use this non-GAAP financial information, material limitations associated with the use of non-GAAP financial information, the manner in which management compensates for those limitations, and the substantive reasons management believes that this non-GAAP financial information provides useful information to investors is included under the paragraphs below.

Usefulness of Non-GAAP Financial Information to Investors

We believe that the presentation of non-GAAP net income and non-GAAP earnings per diluted share provides important supplemental information regarding non-cash expenses, significant items that we believe are important to understanding our financial, and business trends relating to our financial condition and results of operations. Non-GAAP net income and non-GAAP earnings per diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods and by management and our board of directors to determine whether our operating performance has met specified targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per diluted share when evaluating operating performance because it believes that the exclusion of the items described below, for which the amounts or timing may vary significantly depending upon the Company's activities and other factors, facilitates comparability of the Company's operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our business and the valuation of our Company.

About our Non-GAAP Net Income and Non-GAAP Earnings per Diluted Share

We compute non-GAAP net income and non-GAAP earnings per diluted share by adjusting GAAP net income and GAAP earnings per diluted share to remove the impact of certain adjustments and the tax effect of those adjustments. Items excluded from net income are:
• Stock-based compensation expense
• Tax Regulation changes
• Tax effect of non-GAAP adjustments, applying the principles of ASC 740

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results.

For more information on the non-GAAP adjustments, please see the table captioned “Reconciliation of GAAP Net Income to non-GAAP Net Income” included in this press release.

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